EXHIBIT 99.1

INLAND FIBER GROUP, LLC

FOR IMMEDIATE RELEASE

Contacts:	Thomas C. Ludlow
Chief Financial Officer
Inland Fiber Group LLC.
(212) 755-1100

On August 18, 2006, Inland Fiber Group, LLC (“IFG”) and Fiber Finance Corp. (“FFC” and, together with IFG, the “Companies”) announced today that they have reached a final settlement resolving all of the outstanding claims in the previously disclosed litigation between the Companies and certain other defendants, and the trustee under the indenture governing the $225 million principal amount of 9-5/8% senior notes due 2007 issued by the Companies. In accordance with the settlement agreement, the Companies have filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware and a pre-negotiated plan of reorganization, and will seek approval of that plan by the end of the year.

Under the settlement and plan of reorganization, the holders of the notes will receive 68.57% of the principal amount of the notes. Holders of notes, or their respective affiliates, that collectively own or manage $158.3 million (or approximately 70.4%) of the outstanding principal amount of the notes have executed a support and lock-up agreement pursuant to which they have agreed to vote in favor of the plan.

These noteholders and the indenture trustee have also agreed to forbear from exercising any rights and remedies under the indenture, or from pursuing any claim pertaining to the notes or the subject matter of the litigation.

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As part of the settlement agreement and plan of reorganization, IFG has reached an agreement to sell certain of its assets, including its seed orchard, to a third party. The purchase price for these assets is $83 million. This agreement is subject to certain limited conditions for purchase by the third party purchaser. The Companies have also entered into an agreement with their insurance carriers to contribute a total of $8.3 million towards payment under the plan of reorganization. In order to effectuate the settlement agreement and plan of reorganization, affiliates of IFG have agreed to sell certain of their Oregon assets to such third party purchaser and certain of their assets in the State of Washington to a related party of the Companies. The proceeds of those sales will be sufficient to fund the remaining amounts payable pursuant to the settlement agreement and plan of reorganization.

About IFG. IFG owns 167,000 acres of timberland and cutting rights on 68,000 acres of timberland containing total merchantable timber volume estimated to be approximately 400 million board feet in Oregon, east of the Cascade Range. IFG specializes in the growing of trees, the sale of logs and standing timber, and the sale of timberlands. Logs harvested from the timberlands are sold to unaffiliated domestic conversion facilities. These logs are processed for sale as lumber, molding products, doors, millwork, commodity, specialty and overlaid plywood products, laminated veneer lumber, engineered wood I-beams, particleboard, hardboard, paper and other wood products. These products are used in residential, commercial and industrial construction, home remodeling and repair, and general industrial applications as well as in a variety of paper products. IFG also owns and operates its own seed orchard and produces approximately five million conifer seedlings annually from its nursery, approximately half of which are used for its own internal reforestation programs, with the balance sold to other forest products companies.

About FFC. FFC, a Delaware corporation, is an affiliate of IFG without any operations or significant assets.

Certain information discussed in this press release may constitute forward-looking statements within the meaning of the Federal securities laws. Although IFG believes that expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Such risks, trends and uncertainties include the ability of IFG to continue as a going concern, its ability to obtain approval of the plan of reorganization from the bankruptcy court and its creditors, the highly cyclical nature of the forest products industry, economic conditions in export markets, the possibility that timber supply could increase if governmental, environmental or endangered species policies change, and limitations on IFG’s ability to harvest its timber due to adverse natural conditions or increased governmental restrictions. For a more complete description of factors, which could impact IFG and the statements contained herein, reference should be made to IFG’s filings with the United States Securities and Exchange Commission.